EXHIBIT 10.438

THE CHARLES SCHWAB CORPORATION
2022 STOCK INCENTIVE PLAN
NOTICE OF NONQUALIFIED STOCK OPTION GRANT

You have been granted the following option to purchase common stock (“Shares”) of The Charles Schwab Corporation (“Schwab”) under The Charles Schwab Corporation 2022 Stock Incentive Plan (as amended, the “Plan”). A stock option represents the right to purchase Shares at a fixed price, called the exercise price, within a certain period of time. Your option is granted subject to the following terms:

Name of Recipient:	<first_name> <last_name>

Total Number of Options Granted:	<shares_awarded>

Exercise Price Per Share:	<award_price>

Grant Date:	<award_date>

Expiration Date:	<expire_date>

Vesting Schedule
So long as you remain in service in good standing by Schwab or its subsidiaries and subject to the terms of the Nonqualified Stock Option Grant Agreement, you will acquire the right to exercise this option (become “vested” in this option) on the following dates and in the following amounts:

Number of Shares on Vesting Date:
<vesting_schedule>

You and Schwab agree that this option is granted under and governed by the terms and conditions of the Plan and the Nonqualified Stock Option Grant Agreement, both of which are made a part of this notice. Please review the Plan and the Nonqualified Stock Option Grant Agreement carefully, as they explain the terms and conditions of this option. You agree that Schwab may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. If you either affirmatively accept this grant online at Schwab.com or take no action with regard to this grant, you agree to all the terms and conditions described above, in the Nonqualified Stock Option Grant Agreement and in the Plan, and you have no right whatsoever to change or negotiate such terms and conditions. If, prior to the first scheduled vest date, you choose to decline receipt of this grant online at

Schwab.com, no options shall be awarded, and this Nonqualified Stock Option Grant Agreement shall be null and void.

2

THE CHARLES SCHWAB CORPORATION
2022 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION GRANT AGREEMENT

Tax Treatment	This option is a nonqualified stock option and is not intended to qualify as an incentive stock option under U.S. federal tax laws.

Vesting	Subject to the provisions of this Nonqualified Stock Option Grant Agreement (“Agreement”), this option becomes vested in installments as described in the Notice of Nonqualified Stock Option Grant.

Accelerated Vesting
This option will become fully vested and exercisable if your service with The Charles Schwab Corporation (“Schwab”) and its subsidiaries terminates on account of your death or disability.

This option will become fully vested and exercisable if your service with Schwab and its subsidiaries terminates on account of your “Retirement” as defined herein.

Upon your “Severance Eligible Termination”, this option will become fully vested and exercisable, to the extent Shares are scheduled to vest and become exercisable up to one year following such severance eligible termination, provided you have signed your Severance Agreement. This option will expire on the earlier of three months from your Termination Date or the Expiration Date specified in the Notice of Nonqualified Stock Option Grant. For the avoidance of doubt, if your Severance Eligible Termination also qualifies as a Retirement herein, the separation shall be deemed a Retirement for purposes of this Agreement.

If, prior to the date your service terminates, Schwab is subject to a “Change in Control” (as defined in The Charles Schwab Corporation 2022 Stock Incentive Plan (as amended, the “Plan”), this option will become fully vested and exercisable immediately preceding the Change in Control. If the Compensation Committee (or its delegate) (the “Compensation Committee”) of the Board of Directors of Schwab (the “Board”) determines that a Change in Control is likely to occur, Schwab will advise you and this option will become fully vested and exercisable as of the date 10 days prior to the anticipated date of the Change in Control.

For all purposes of this Agreement, “service” means continuous employment as a common-law employee or engagement as an individual independent contractor or consultant of Schwab or a parent company or subsidiary of Schwab, and “subsidiary” means a subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Definition of Disability
For all purposes of this Agreement, “Disability” means that you have a disability such that you have been determined to be eligible for benefits under Schwab’s long-term disability plan or if you are not covered by Schwab’s long-term disability plan, you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death as determined by Schwab in its sole discretion.

Definition of Retirement
If you are an employee of Schwab and its subsidiaries, “Retirement” means any termination of service with Schwab and its subsidiaries for any reason other than death or disability at any time after the earlier of when you attain age 55, but only if, at the time of your termination, you have been credited with at least 10 years of service or when you attain age 60, but only if, at the time of your termination, you have been credited with at least 5 years of service.
For the avoidance of doubt, if your termination is under any circumstance described under “Cancellation of Options” and your termination also meets the definition of Retirement as defined herein, then for the purposes of this Agreement the terms of retirement shall prevail.

The phrase “Years of Service” shall mean each consecutive twelve-month period of continuous service with Schwab or a parent company or a subsidiary of Schwab, beginning on your most recent date of hire and each anniversary thereof.

Exercise Procedures
You or your representative may exercise this option by following the procedures prescribed by Schwab. If this option is being exercised by your representative, your representative must furnish proof satisfactory to Schwab of your representative’s right to exercise this option. After completing the prescribed procedures, Schwab will cause to be issued the shares of common stock of Schwab (“Shares”) purchased, which will be registered in the name of the person exercising this option.

Forms of Payment
When you submit your notice of exercise, you must pay the option exercise price for the Shares you are purchasing. Payment may be made in one of the following forms:

• Cash in your Schwab brokerage account in an amount sufficient to cover the option exercise price of the Shares and the required tax withholding. (This exercise method is sometimes referred to as “Exercise and Hold”).

• Shares surrendered to Schwab. These Shares will be valued at their fair market value on the date when the new Shares are purchased. (This exercise method is sometimes referred to as a “Stock Swap.”)

• By delivery (in a manner prescribed by Schwab) of an irrevocable direction to Charles Schwab & Co., Inc. to sell Shares (including Shares to be issued upon exercise of this option) and to deliver all or part of the sale proceeds to Schwab in payment of all or part of the exercise price or by withholding Shares deliverable upon exercise of this option.

Term	This option expires no later than the Expiration Date specified in the Notice of Nonqualified Stock Option Grant but may expire earlier upon your termination of service, as described below.

Termination of Service	This option will expire on the date that is three months following the date of your termination from service with Schwab and its subsidiaries if your termination is for any reason other than death, disability, or retirement. The terms “disability” and “retirement” are defined above.

If your service terminates by reason of your disability or death, this option will become fully vested and exercisable and will expire on the first anniversary of the date of your death or disability.

If your service terminates because of your retirement, then this option will become fully vested and exercisable. If you have been credited with at least five but less than fifteen years of service, then this option will expire the earlier of the fifth anniversary of the date of your termination or the Expiration Date specified in the Notice of Nonqualified Stock Option Grant. If you have been credited with at least fifteen years of service, then this option will expire on the Expiration Date specified in the Notice of Nonqualified Stock Option Grant.

Definition of Severance Eligible Termination
For all purposes of this Agreement, “Severance Eligible Termination” means a separation from service entitling you to severance benefits under The Charles Schwab Severance Pay Plan (or any successor plan), provided you have signed your Severance Agreement.

Cancellation of Options	To the fullest extent permitted by applicable laws, this option will immediately be cancelled and will expire in the event that Schwab terminates your service on account of conduct contrary to the best interests of Schwab, including, without limitation, conduct constituting a violation of law or Schwab policy, fraud, theft, conflict of interest, dishonesty or harassment. The determination whether your service has been terminated on account of conduct contrary to the best interests of Schwab shall be made by Schwab in its sole discretion and will be entitled to deference upon any review.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to Schwab to pay any applicable withholding of income and employment taxes that may be due as a result of the option exercise. These arrangements may include without limitation withholding Shares that otherwise would be issued to you when you exercise this option. In the event you do not elect to pay applicable withholding taxes in cash, Schwab shall withhold Shares. Schwab may withhold the number of whole Shares, valued at the fair market value on the applicable date, required to satisfy such applicable withholding taxes. Schwab will round up to the next whole Share to cover the applicable withholding taxes, and any amounts in excess of the applicable withholding taxes resulting from rounding up to the next whole Share will be added to your federal income tax withholdings. While Schwab will withhold to satisfy applicable withholding taxes, you acknowledge that, regardless of any action taken by Schwab, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you, is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab.

Restrictions on Exercise and Issuance, Transfer, or Resale of Shares
You cannot exercise this option, and no Shares may be issued under this option if the issuance of Shares at that time would violate any applicable law, regulation, or rule. Schwab may impose restrictions upon the sale, pledge, or other transfer of Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of Schwab and its counsel, such restrictions are necessary or desirable to comply with applicable law, regulations or rules. You agree not to sell any Shares issued under this option at a time when applicable laws, Schwab’s policies, or an agreement between Schwab and its underwriters prohibit a sale. The restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

No Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of Schwab until you have exercised this option by giving the required notice to Schwab paid the exercise price, and become a holder of record of the Shares underlying the option. No adjustments are made for dividends or other rights if the applicable record date occurs before you become a holder of record of the Shares underlying the option, except as described in the Plan.

No Right to Employment	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, consultant, or director of Schwab and its subsidiaries for any specific duration or at all.

Transfer of Option
In general, only you may exercise this option prior to your death. You may not transfer or assign this option, except as provided below. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid.
You may dispose of this option in your will or in a beneficiary designation. You may designate one or more beneficiaries by completing a beneficiary designation on Schwab.com. You may change your beneficiary designation with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your options will be exercisable by your estate.

This option may not be assigned, transferred, pledged, encumbered, or otherwise disposed of in any settlement, judgment, decree or order (including approval of a property settlement agreement) that relates to the provision of child support, alimony payments, or marital property rights or domestic property rights.

Recovery	Schwab may cancel any grant, require reimbursement of any grant and affect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Schwab policies, as the same may be adopted and/or modified from time to time, including incentive compensation recovery policies, as well as any recoupment provisions required under applicable law. By accepting this grant, you agree to be bound by Schwab’s recovery policies and any such recoupment provisions, as in effect or as may be adopted and/or modified from time to time by Schwab in its sole discretion (including, without limitation, complying with applicable law, government regulation or stock exchange listing requirement). For purposes of the foregoing, you expressly and explicitly authorize (i) Schwab to re-convey, transfer, or otherwise return Shares and/or other amounts acquired under the Plan to Schwab and (ii) Schwab’s recovery of any covered compensation under such policy or applicable law through any other method of recovery that Schwab deems appropriate, including without limitation, by reducing any amount that is or may become payable to you. You further agree to comply with any request or demand for repayment by any affiliate of Schwab in order to comply with such policies or applicable law. To the extent that the terms of this Agreement and any Schwab recovery policy conflict, the terms of the recovery policy shall prevail.

Limitation on Payments
If a payment from the Plan would constitute an excess parachute payment under section 280G of the Code or if there have been certain securities law violations, then your grant may be reduced or forfeited, and you may be required to disgorge any profit that you have realized from your grant.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under section 280G of the Code), such payment will be reduced, as described below. Generally, someone is a “disqualified individual” under section 280G if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab.

For purposes of this section on “Limitation on Payments,” the term “Schwab” will include affiliated corporations to the extent determined by the Auditors (as defined below) in accordance with section 280G(d)(5) of the Code.

In the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount (as defined below); provided, however, that the Compensation Committee may specify in writing that the grant will not be so reduced and will not be subject to reduction under this section.

For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.

If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation and of the Reduced Amount. The Auditors will determine which and how much of the Payments will be eliminated or reduced (such that the aggregate present value of the Payments equals the Reduced Amount and is consistent with any mandatory eliminations or reductions that apply under other agreements or the Plan). Schwab will notify you promptly of the Auditors’ determination. Present value will be determined in accordance with section 280G(d)(4) of the Code. The

Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

As promptly as practicable following these determinations and elections, Schwab will pay or transfer to or for your benefit such amounts as are then due to you under the Plan and will promptly pay or transfer to or for your benefit in the future such amounts as become due to you under the Plan.

As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by Schwab could have been made (an “Underpayment”) consistent in each case with the calculation of the Reduced Amount. In the event the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab that the Auditors believe has a high probability of success determine that an Overpayment has been made, the amount of such Overpayment will be paid by you to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

Plan Administration	The Plan administrator has discretionary authority to make all determinations related to this option and to construe the terms of the Plan, the Notice of Nonqualified Stock Option Grant, and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Shares, the Compensation Committee, in its discretion, may adjust the number of Shares covered by this option and the exercise price per Share.

Severability	In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions),

as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Notice of Nonqualified Stock Option Grant, and the Plan constitute the entire understanding between you and Schwab regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended at any time; by the Compensation Committee; provided, however, that if such amendment is materially adverse to you the amendment must be in a written agreement signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control., except where otherwise specified in accordance with section 7(h) of the Plan. Nothing in this Agreement gives you the ability to negotiate or change the key terms and conditions described above, in the Notice of Nonqualified Stock Option Grant and in the Plan.

BY ACCEPTING THIS NONQUALIFIED STOCK OPTION GRANT, YOU
AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE
AND IN THE PLAN.